EXHIBIT 99.2



FOR IMMEDIATE RELEASE
                                    MEDIA CONTACT: RICHARD DORE, 310-662-9670
                                    INVESTOR RELATIONS: 310-662-9688



                         HUGHES EXTENDS ELECTION PERIOD

                          FOR FORMER USSB SHAREHOLDERS


         EL SEGUNDO, Calif., June 21, 1999 - Hughes Electronics Corporation announced today that, in connection with the recently completed merger of United States Satellite Broadcasting Company, Inc. (USSB) into Hughes, it is extending until 9 a.m. EDT, on Monday, June 28, 1999 the time during which former holders of USSB shares may elect to receive cash or shares of General Motors Class H common stock as payment for their USSB shares.

         The extension provides USSB shareholders with the opportunity to consider the potential impact of today's separately announced $1.5 billion investment by America Online, Inc. (AOL) to form a strategic alliance with Hughes. In addition, Hughes announced a second quarter 1999 charge related to Hughes' satellite manufacturing operations.

         The extension of the election period will enable former USSB shareholders to factor this information into their decision as to whether to elect to receive .3199 of a share of GM Class H common stock in lieu of $18.00 of cash as the consideration for each share of USSB that they formerly owned.

         Hughes does not anticipate that this extension of the election deadline will materially delay the actual distribution of cash or certificates beyond the previously announced distribution date of July 6. Except for the extension of the election deadline, none of the terms of the election which former USSB shareholders may make have been changed and no change has been made in the consideration to be paid to former shareholders of USSB.


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         The strategic alliance with AOL will accelerate subscriber growth and revenue-per-subscriber for Hughes' DIRECTV(R) television entertainment service and DirecPC(R) satellite-based broadband Internet delivery system, as well as help develop and extend the reach of America Online's AOL TV interactive television and AOL-Plus high-speed services. Hughes and AOL also plan to jointly develop new content and interactive services for the U.S. market and elsewhere in the world.

         The charge at Hughes Space and Communications Company, the satellite manufacturing unit of Hughes, is primarily due to increased development costs and schedule delays related to several new product lines. After required intercompany eliminations, Hughes expects to report a second quarter pre-tax charge to earnings of between $100 million and $130 million ($65 million to $85 million after tax). This is the principal contributor to Hughes' anticipated loss for the quarter of 20 to 25 cents per share, excluding GM purchase accounting adjustments.

         During the extension period for exercise of the USSB election process, former USSB shareholders may revoke an election previously made and make a new one, or make an initial election if they have not already done so in the manner provided in the letter of transmittal previously sent to them. A revocation of an earlier election must be made in writing and received by Boston Equiserve by 5:00 p.m. EDT, on June 27, 1999, the close of business on the day prior to the extended deadline of June 28, 1999. No further notice is required from former USSB shareholders that have already made an election and do not wish to change that election.

         A letter containing additional details regarding the extension and the election will also be mailed as soon as practicable to former USSB shareholders who are entitled to make the election. Questions concerning the extension or exercise of the election can be addressed to Hughes' transfer agent, Boston Equiserve at 1-800-331-9922.

         Separately, due to AOL's $1.5 billion strategic investment, General Motors Corporation (GM) and Hughes have decided not to proceed with the previously planned public offering of $500 million of Class H common stock nor GM's $500 million equity investment in Hughes.

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